UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report
(Date of earliest
event reported):	August 1, 2005

Midwest Air Group, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-13934	39-1828757
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

6744 South Howell Avenue, Oak Creek, Wisconsin 53154
(Address of principal executive offices, including zip code)
(414) 570-4000
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

        Midwest Air Group, Inc. (the “Company”) noted in its second quarter financial release on July 28, 2005 and its second quarter report on Form 10-Q that it had been advised by the New York Stock Exchange (the “NYSE”) that it did not comply with the new continued listing criteria of the NYSE and that it expected to receive formal notification of this failure to comply in early August. Under the new continued listing requirements, companies must maintain an average market capitalization of not less than $75 million over a 30 trading-day period or stockholders’ equity of not less than $75 million. On August 1, 2005, the Company received formal notification from the NYSE that as of that date the Company has failed to meet the new continued listing requirements in Sections 801 and 802 of the NYSE Listed Company Manual.

        To avoid delisting, the NYSE requires the Company to submit a business plan within 45 days of receipt of the notice that demonstrates the Company’s ability to achieve compliance with the continued listing standards within 18 months. The business plan will then be reviewed for final disposition by the Listing and Compliance Committee of the NYSE, which can accept or reject the plan. To achieve compliance with the new continued listing standards, the Company would have to increase its stockholders’ equity to $75 million or demonstrate a market capitalization of at least $75 million, but not both, for two consecutive fiscal quarters. The Company is concurrently preparing the business plan and also evaluating listing opportunities on other stock exchanges.

        Beginning August 8, 2005, the NYSE will make available on its consolidated tape an indicator, “.BC,” to reflect that the Company is below the NYSE’s quantitative continued listing standards.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWEST AIR GROUP, INC.
Date: August 3, 2005	By: /s/ Dennis J. O'Reilly
Its: Treasurer